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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                              EXHIBIT 99.1
                                                                  ------------


NEWS                                                             [COOPER LOGO]
RELEASE



FOR IMMEDIATE RELEASE
January 23, 1997

Contacts:         Sharon Newquist                    Phyllis Piano
                  (713) 209-8578                     (713) 209-8415


COOPER INDUSTRIES REPORTS 15% INCREASE IN SHARE EARNINGS FOR 1996 Net income up 20% in the fourth quarter

HOUSTON, TX, Jan. 23 -- Fully diluted share earnings from continuing operations of Cooper Industries, Inc. (NYSE-CBE) for 1996 rose 15% to $2.77 from $2.41 in 1995. Revenues increased 10% to $5.3 billion from $4.8 billion the previous year. Income from continuing operations rose 12% to $315.4 million from $280.6 million in 1995.
         For the three months ended December 31, 1996, fully diluted share earnings were 76 cents, up 17% from 65 cents in the same quarter of 1995. Fourth-quarter revenues were up 5% to $1.34 billion from $1.28 billion in the comparable 1995 period. Net income rose 20% to $87.7 million, compared with $73.2 million in 1995.
         Cooper's 1996 and 1995 share earnings each include a 5-cent net contribution from the sale of securities. The company's fourth-quarter share earnings include a 4-cent net contribution in 1996 and a 1-cent contribution in 1995.
         "We had a strong performance in 1996, ending the year with excellent cash flow and our ninth consecutive quarter of earnings increases,"
reported H. John Riley, Jr., Cooper's Chairman, President and Chief
Executive Officer.
         "The company's double-digit increases in revenues and earnings were driven by our Electrical Products segment, which posted record results in 1996," Riley said.
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Cooper Industries, Inc.                                                Page 2





         The Tools & Hardware and Automotive Products segments also had increased sales during the year, despite difficult market conditions.
         "In addition to our strong financial performance, we achieved every major goal we set for the year," said Riley. "We made significant progress improving our manufacturing and distribution methods across all of our businesses. These investments will result in improved productivity, better customer service and reduced costs.
         "We also increased our international sales by more than 20% over 1995. We benefited from acquisitions in Europe and Latin America and several joint ventures in the Far East," Riley reported.
         "Equally important, our actions to generate additional cash to finance future growth are paying off. By year-end, we reduced our debt-to- total capital ratio to 50.3% from 54.5% in 1995," Riley added.
         Strong cash flow was generated by increased earnings and internal programs to improve operating working capital turnover. Additional gains resulted from the sale of marketable securities. Cooper also announced yesterday a call for partial redemption of the company's 7.05% Convertible Subordinated Debentures, which will add to future cash flow.
         "By any measure, we had a very good year," said Riley. "We developed new products, found new markets and customers, expanded globally and improved our financial flexibility. Our formula for growth is working. With premier positions in our markets and a commitment to build on our strengths, we are focused on our goal of delivering double-digit earnings per share growth in 1997," he concluded.

         Comparisons of 1996 and 1995 fourth-quarter and full-year results appear on the following pages.
                            -------------------------
         Cooper Industries is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products.

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Cooper Industries, Inc.                                                Page 3



                       CONSOLIDATED RESULTS OF OPERATIONS

                                           Three Months Ended December 31,
                                           --------------------------------
                                               1996                 1995(1)
                                           ----------           -----------
                                             (in millions where applicable)

Revenues:
   Electrical Products                       $  608.5            $   550.9
   Tools & Hardware                             254.4                257.3
   Automotive Products                          475.4                469.5
                                             --------             --------
                                              1,338.3              1,277.7
                                             --------             --------

Cost of sales                                   883.8                849.4
Depreciation and amortization                    56.4                 57.6
Selling and administrative                      244.1                218.6
Other income, net                               (27.6)               (10.5)
Interest expense                                 32.3                 36.2
                                             --------             --------

   Income Before Income Taxes                   149.3                126.4

Income Taxes                                     61.6                 53.2
                                             --------             --------

Net Income                                   $   87.7             $   73.2
                                             ========             ========

Net Income Per Common Share:
      Primary                                $    .81             $    .68
      Fully Diluted(2)                       $    .76             $    .65

Shares Utilized in Computation of
   Income Per Common Share:
         Primary                          107,800,000          107,600,000
         Fully Diluted                    124,500,000          124,400,000



(1) Other income, included in revenues as previously reported, was reclassified to be consistent with the current presentation.

(2) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($7.3 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.



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Cooper Industries, Inc.                                                Page 4


                       CONSOLIDATED RESULTS OF OPERATIONS

                                           Twelve Months Ended December 31,
                                           --------------------------------
                                               1996                 1995(1)
                                            ----------          -----------
                                             (in millions where applicable)
Revenues:
   Electrical Products                       $ 2,407.5           $ 2,089.7
   Tools & Hardware                              973.0               962.4
   Automotive Products                         1,935.1             1,796.6
                                             ---------            --------
                                               5,315.6             4,848.7
                                             ---------            --------

Cost of sales                                  3,536.9             3,232.9
Depreciation and amortization                    233.8               218.8
Selling and administrative                       932.9               805.2
Automotive asset write-down                       85.3                  --
Other income, net                               (173.4)              (37.2)
Interest expense                                 142.1               151.0
                                             ---------            --------

   Income Before Income Taxes                    558.0               478.0

Income Taxes                                     242.6               197.4
                                             ---------            --------
   Income from Continuing Operations             315.4               280.6
   Charge for Discontinued Operations               --              (186.6)
                                             ---------            --------

Net Income                                   $   315.4            $   94.0
                                             =========            ========

Income Per Common Share:
   Primary -
         Continuing Operations               $    2.93            $   2.51
         Net Income                          $    2.93            $    .84

   Fully Diluted(2) -
         Continuing Operations               $    2.77            $   2.41
         Net Income                          $    2.77            $    .84

Shares Utilized in Computation of
   Income Per Common Share:
         Primary                           107,600,000         112,000,000
         Fully Diluted                     124,500,000         128,700,000

(1) Other income, included in revenues as previously reported, was reclassified to be consistent with the current presentation.

(2) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($29.2 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.
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